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                                                                     EXHIBIT 3.2

                          ACTION WITH RESPECT TO BYLAWS

         By resolution of the Board of Directors of Raptor Networks Technology, Inc., a Colorado corporation (the "Corporation"), and in accordance with Article V of the Corporation's Bylaws, the following action has been taken with respect to the Corporation's Bylaws effective as of April 30, 2007:

         Article II, Section 1 of the Bylaws of the Corporation is amended and restated to read as follows:

              "SECTION 1. NUMBER OF DIRECTORS. The corporation shall be managed by a Board of Directors consisting of three (3) directors."

         The remainder of the Corporation's Bylaws remain in full force and effect.



                            CERTIFICATE OF SECRETARY


         The undersigned certifies that:

              (1) The undersigned is the duly elected and acting Secretary of the Corporation; and

              (2) The foregoing Action With Respect to Bylaws describes an action taken with respect to the Corporation's Bylaws, as duly adopted and approved by the Corporation's Board of Directors.

         IN WITNESS WHEREOF, I have hereunto subscribed my name on May 2, 2007.



                                                        /s/ BOB VAN LEYEN
                                                        ------------------------
                                                        Bob van Leyen, Secretary